Exhibit 99.1

Q3 news release
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

Calgary, November 1, 2012

Imperial Oil announces estimated third quarter financial and operating results

	Third quarter			Nine months
(millions of dollars, unless noted)	2012	2011	%	2012	2011	%

Net income (U.S. GAAP)	1,040	859	21	2,690	2,366	14
Net income per common share
- assuming dilution (dollars)	1.22	1.01	21	3.16	2.77	14

Capital and exploration expenditures	1,409	1,104	28	3,890	2,888	35

Bruce March, chairman, president and chief executive officer of Imperial Oil, commented:

Imperial Oil reached several significant milestones in our growth strategy this quarter; advancing Kearl initial development towards the planned start of production around year-end, commencing drilling on two production pads at Nabiye, and initiating production at our Horn River pilot project. We also announced plans to consolidate our Calgary offices into a campus-style complex in Quarry Park, a suburban development within Calgary city limits, to support our workforce strategy.

Our company growth projects continue to be underpinned by strong third quarter earnings of $1,040 million, an increase of 21 percent compared with the corresponding 2011 period. Third-quarter Downstream earnings were $536 million, the strongest single quarter earnings on record. These results were primarily driven by solid refining operations that captured strong mid-continent refining margins.

Third quarter production averaged 285,000 gross oil-equivalent barrels per day compared to 296,000 barrels in the third quarter of 2011. Lower production was due primarily to producing property divestments and planned maintenance along with the cyclic nature of production at Cold Lake.

Our workforce continues to deliver industry leading safety results during a period of prolific growth. We are pleased with our workforce’s ability to sustain base business performance while executing a complex portfolio of capital projects. I am excited by the advances we are making with in-situ and oil sands mining technology, which will significantly improve our environmental performance in the future.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and retail service station networks.

Third quarter highlights

•	Net income was $1,040 million, compared with $859 million for the third quarter of 2011, an increase of 21 percent.

•	Net income per common share on a diluted basis was $1.22, up 21 percent from the third quarter of 2011.

•

Cash generated from operating activities was $669 million, a decrease from $1,658 million in the third quarter of 2011, primarily due to the timing of scheduled income tax payments and inventory builds, partially offset by higher net income.

•

Gross oil-equivalent barrels of production averaged 285,000 barrels a day versus 296,000 barrels in the same period last year. Lower production was due primarily to producing property divestments and planned maintenance along with the cyclic nature of production at Cold Lake.

•

Kearl expansion and Cold Lake expansion project updates – At the end of the third quarter of 2012, the Kearl expansion project was 20 percent complete. The Nabiye project continued to progress facility construction and commenced drilling on two production pads in the quarter. The projects are progressing on schedule.

•

Horn River pilot project update – Production began on schedule from an eight-horizontal-well pad in August 2012 to assess productivity and improve development costs. Imperial continues to evaluate information from the pilot phase to determine long-term plans for the development.

•

ExxonMobil Canada acquisition of Celtic Exploration – Imperial Oil is currently evaluating the opportunity to participate up to 50% in the $3.1 billion purchase of Celtic Exploration Limited announced by ExxonMobil Canada on October 17, 2012.

•

Calgary office project – Imperial will be consolidating its Calgary offices into a campus-style complex in Quarry Park, starting in 2014 with completion expected by mid-2016. The campus will include five low-rise office buildings with about 800,000 square feet of office space designed to promote collaboration and interaction among employees. The site will have the capacity to accommodate about 3,000 people.

Kearl initial development project update

At the end of the third quarter of 2012, Kearl initial development was 98 percent complete, with construction 96 percent complete.

Phased start-up activities currently progressing towards the planned start of production around year-end 2012:

•

All equipment modules have been set in place at the Kearl site. The issues associated with the transportation of modules, constructed in South Korea and moved through the United States, have been addressed through construction re-sequencing.

•	The operating organization is fully staffed and trained.
•	Mining operations have commenced and ore is being stockpiled adjacent to the ore processing plant, which is being commissioned.
•	Commissioning of the utilities systems is well advanced.
•	Bitumen processing facilities (which use a proprietary process that eliminates the need for an upgrader) are being readied for the introduction of solvent.
•	Diluent and natural gas supply systems are operational.
•	A new diluted bitumen pipeline connecting to markets is being commissioned.

Start-up of an operation of this size and scope is a sequential process and good progress towards first oil continues.

Third quarter 2012 vs. third quarter 2011

The company’s net income for the third quarter of 2012 was $1,040 million or $1.22 a share on a diluted basis, compared with $859 million or $1.01 a share for the same period last year.

Higher third quarter earnings were primarily attributable to higher mid-continent industry refining margins of about $270 million partially offset by lower Syncrude and natural gas realizations of about $75 million. Earnings in the third quarter of 2012 were also impacted by higher Kearl production readiness expenditures of about $30 million.

Upstream net income in the third quarter was $498 million versus $534 million in the same period of 2011. Earnings decreased primarily due to lower Syncrude and natural gas realizations of about $75 million, lower Cold Lake production of about $40 million and higher Kearl production readiness expenditures of about $30 million. These factors were partially offset by lower royalty costs of about $60 million, higher Syncrude and conventional volumes of about $60 million, the latter primarily due to the absence of third-party pipeline downtime which significantly reduced conventional production in 2011.

Prices for most of the company’s liquids production are based on West Texas Intermediate (WTI) crude oil, a common benchmark for mid-continent North American oil markets. Compared to the corresponding period last year, the average WTI crude price in U.S. dollars was higher by $2.66 a barrel or about three percent in the third quarter of 2012. The company’s Syncrude realizations were impacted by market discounts caused by supply/demand imbalances in mid-continent North America. For the third quarter, Syncrude realizations in Canadian dollars decreased by about eight percent compared to the corresponding period last year. The company’s average bitumen realizations in Canadian dollars increased in the third quarter of 2012 in line with WTI. The company’s average realizations on natural gas sales were lower by about 39 percent in the third quarter in line with the decline in the average of 30-day spot prices for natural gas in Alberta.

Gross production of Cold Lake bitumen averaged 152 thousand barrels a day during the third quarter, versus 162 thousand barrels in the same period last year. Lower volumes were primarily due to higher planned maintenance activities along with the cyclic nature of production at Cold Lake.

The company’s share of Syncrude’s gross production in the third quarter was 78 thousand barrels a day, versus 75 thousand barrels in the third quarter of 2011. Higher volumes were primarily the result of lower planned maintenance activities partially offset by the negative impact of weather on the mine operations in mid-September.

Gross production of conventional crude oil averaged 19 thousand barrels a day in the third quarter up from the 12 thousand barrels in the corresponding period in 2011 when third-party pipeline downtime significantly reduced production at the Norman Wells field.

Gross production of natural gas during the third quarter of 2012 was 188 million cubic feet a day, down from 252 million cubic feet in the same period last year. The lower production volume was primarily a result of the producing properties divestments.

Downstream net income was $536 million in the third quarter, $264 million higher than the third quarter of 2011. The third quarter earnings for 2012 were the best quarterly earnings on record and were primarily driven by solid refining operations that captured strong mid-continent refining margins.

Mid-continent North America industry refining margins continued to be strong in the third quarter of 2012. The overall cost of crude oil processed at three of the company’s four refineries followed the trend of WTI prices and Western Canadian crude oils. Canadian wholesale prices of refined products are largely determined by wholesale prices in adjacent U.S. regions, where wholesale prices are predominately tied to international product markets. Stronger industry refining margins are the result of the widened differential between product prices and cost of crude oil processed.

Third quarter 2012 vs. third quarter 2011 (continued)

Chemical net income was $37 million in the third quarter, unchanged from the same quarter last year.

Net income effects from Corporate & Other were negative $31 million in the third quarter, compared with $16 million in the same period of 2011.

Cash flow generated from operating activities was $669 million in the third quarter, a decrease of $989 million from the corresponding period in 2011. Lower cash flow was primarily due to the timing of scheduled income tax payments and inventory builds partially offset by higher net income.

Investing activities used net cash of $1,318 million in the third quarter, compared with $1,061 million in the same period of 2011. Additions to property, plant and equipment were $1,388 million in the third quarter, compared with $1,087 million during the same quarter 2011. Expenditures during the quarter were primarily directed towards the advancement of Kearl initial development and expansion. At the end of the third quarter of 2012, the Kearl initial development and expansion were 98 percent and 20 percent complete, respectively. Other investments included advancing the Nabiye expansion project at Cold Lake and environmental and efficiency projects at Syncrude.

The company’s cash balance was $469 million at September 30, 2012, from $1,202 million at the end of 2011.

Nine months highlights

•	Net income was $2,690 million, up from $2,366 million in the first nine months of 2011.

•	Net income per common share increased to $3.16 compared to $2.77 in the same period of 2011.

•	Cash generated from operations was $3,033 million, versus $3,273 million in the first nine months of 2011.

•

Gross oil-equivalent barrels of production averaged 281,000 barrels a day, compared to 299,000 barrels in the first nine months of 2011. Lower production was due primarily to higher planned maintenance activities at Syncrude and Cold Lake and the impact of divestment of natural gas assets completed in 2011.

•	Per-share dividends declared in the first three quarters of 2012 totalled $0.36, up from $0.33 in the same period of 2011.

Nine months 2012 vs. nine months 2011

Net income for the first nine months of 2012 was $2,690 million or $3.16 a share on a diluted basis, versus $2,366 million or $2.77 a share for the first nine months of 2011.

For the first nine months, earnings increased primarily due to stronger industry refining margins of about $700 million and lower royalty costs of about $160 million. These factors were partially offset by the impacts of lower Upstream realizations of about $325 million, lower Upstream volumes of about $85 million and higher refinery planned maintenance of about $80 million. Year-to-date earnings in 2012 were also impacted by higher Kearl production readiness expenditures of about $60 million.

Upstream net income for the first nine months of 2012 was $1,400 million versus $1,686 million from 2011. Earnings were lower primarily due to the impacts of lower realizations of about $325 million, lower Syncrude and Cold Lake volumes of about $140 million largely as a result of increased planned maintenance and higher Kearl production readiness expenditures of about $60 million. These factors were partially offset by lower royalty costs of about $160 million, the impact of a weaker Canadian dollar of about $70 million and higher conventional volumes of about $50 million.

Prices for most of the company’s liquids production are based on West Texas Intermediate (WTI) crude oil, a common benchmark for mid-continent North American oil markets. Compared to the corresponding period last year, the average WTI crude price in U.S. dollars was essentially unchanged. The company’s Syncrude realizations were impacted by market discounts caused by supply/demand imbalances in mid-continent North America. For the first nine months of 2012, Syncrude realizations in Canadian dollars decreased by about seven percent compared to the corresponding period last year. The company’s average bitumen realizations in Canadian dollars increased in the first nine months of 2012 in line with WTI. The company’s average realizations on natural gas sales were lower by about 43 percent in the first nine months of 2012 in line with the decline in the average of 30-day spot prices for natural gas in Alberta.

Gross production of Cold Lake bitumen was 154 thousand barrels a day, compared with 159 thousand barrels in the same period of 2011. Lower volumes were primarily due to higher planned maintenance activities in 2012 along with the cyclic nature of production at Cold Lake.

Nine months 2012 vs. nine months 2011 (continued)

During the nine months of the year, the company’s share of gross production from Syncrude averaged 70 thousand barrels a day, down from 75 thousand barrels in 2011. Higher planned maintenance activities were the main contributor to the lower production.

Gross production of conventional crude oil averaged 20 thousand barrels a day the first nine months of the year, up from 17 thousand barrels in the corresponding period in 2011 when third-party pipeline downtime significantly reduced production at the Norman Wells field.

Gross production of natural gas was 194 million cubic feet a day, down from 259 million cubic feet in the first nine months of 2011. The lower production volume was primarily a result of the producing properties divestments.

Downstream net income was $1,223 million, an increase of $611 million over 2011. The first nine month earnings for 2012 were the best year-to-date earnings on record and were primarily due to stronger industry refining margins and partially offset by the unfavourable impact of a higher level of refinery planned maintenance activities compared with 2011.

Chemical net income was $121 million, up $10 million from 2011. Strong operating performance along with higher polyethylene sales volumes and margins were the main contributors to the increase on a year-to-date basis.

For the nine months of 2012, net income effects from Corporate & Other were negative $54 million, versus negative $43 million last year.

Key financial and operating data follow.

Forward-Looking Statements

Statements in this report relating to future plans, projections, events or conditions are forward-looking statements. Actual future results, including project plans, costs, timing and capacities; financing sources; the resolution of contingencies and uncertain tax positions; the effect of changes in prices and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; political or regulatory events; and other factors discussed in Item 1A of the company’s 2011 Form 10K.

Attachment I

IMPERIAL OIL LIMITED

THIRD QUARTER 2012

	Third Quarter		Nine Months
millions of Canadian dollars, unless noted	2012	2011	2012	2011

Net Income (U.S. GAAP)
Total revenues and other income	8,336	7,945	23,384	22,590
Total expenses	6,949	6,813	19,805	19,448
Income before income taxes	1,387	1,132	3,579	3,142
Income taxes	347	273	889	776
Net income	1,040	859	2,690	2,366

Net income per common share (dollars)	1.22	1.01	3.17	2.79
Net income per common share - assuming dilution (dollars)	1.22	1.01	3.16	2.77

Other Financial Data
Federal excise tax included in operating revenues	355	345	1,011	985

Gain/(loss) on asset sales, after tax	1	15	67	19

Total assets at September 30			28,471	24,194

Total debt at September 30			1,429	1,208
Interest coverage ratio - earnings basis (times covered)			255.9	280.7

Other long-term obligations at September 30			3,748	2,737

Shareholders’ equity at September 30			15,652	13,163
Capital employed at September 30			17,106	14,399
Return on average capital employed (a) (percent)			23.5	24.1

Dividends declared on common stock
Total	102	93	306	280
Per common share (dollars)	0.12	0.11	0.36	0.33

Millions of common shares outstanding
At September 30			847.6	847.6
Average - assuming dilution	851.4	853.8	851.4	854.0

(a)	Return on capital employed is net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

Attachment II

IMPERIAL OIL LIMITED

THIRD QUARTER 2012

	Third Quarter		Nine Months
millions of Canadian dollars	2012	2011	2012	2011

Total cash and cash equivalents at period end	469	920	469	920

Net income	1,040	859	2,690	2,366
Adjustment for non-cash items:
Depreciation and depletion	183	192	551	570
(Gain)/loss on asset sales	(2)	(17)	(86)	(23)
Deferred income taxes and other	72	59	289	(27)
Changes in operating assets and liabilities	(624)	565	(411)	387
Cash flows from (used in) operating activities (a)	669	1,658	3,033	3,273

Cash flows from (used in) investing activities	(1,318)	(1,061)	(3,606)	(2,760)
Proceeds from asset sales	70	24	209	44

Cash flows from (used in) financing activities	122	(96)	(160)	140

(a) Cash flows from operating activities was lower in the third quarter of 2012 when compared to the same period in 2011 primarily due to the timing of scheduled income tax payments and inventory builds partially offset by higher net income.

Cash flows from operating activites was lower in the first nine months of 2012 when compared to the same period in 2011 primarily due to working capital effects partially offset by higher net income.

Attachment III

IMPERIAL OIL LIMITED

THIRD QUARTER 2012

	Third Quarter		Nine Months
millions of Canadian dollars	2012	2011	2012	2011

Net income (U.S. GAAP)
Upstream	498	534	1,400	1,686
Downstream	536	272	1,223	612
Chemical	37	37	121	111
Corporate and other	(31)	16	(54)	(43)
Net income	1,040	859	2,690	2,366

Revenues and other income
Upstream	2,069	2,258	6,620	7,140
Downstream	7,535	6,956	20,765	19,781
Chemical	369	416	1,211	1,281
Eliminations/Other	(1,637)	(1,685)	(5,212)	(5,612)
Total	8,336	7,945	23,384	22,590

Purchases of crude oil and products
Upstream	593	781	2,354	2,605
Downstream	5,818	5,596	16,073	16,012
Chemical	254	304	850	940
Eliminations	(1,639)	(1,688)	(5,220)	(5,618)
Purchases of crude oil and products	5,026	4,993	14,057	13,939

Production and manufacturing expenses
Upstream	671	627	1,963	1,822
Downstream	357	347	1,197	1,099
Chemical	46	43	138	133
Production and manufacturing expenses	1,074	1,017	3,298	3,054

Capital and exploration expenditures
Upstream	1,376	1,051	3,793	2,753
Downstream	27	48	80	120
Chemical	1	–	3	3
Corporate and other	5	5	14	12
Capital and exploration expenditures	1,409	1,104	3,890	2,888

Exploration expenses charged to income included above	21	17	67	76

Attachment IV

IMPERIAL OIL LIMITED

THIRD QUARTER 2012

Operating statistics	Third Quarter		Nine Months
	2012	2011	2012	2011

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels a day)
Cold Lake	152	162	154	159
Syncrude	78	75	70	75
Conventional	19	12	20	17
Total crude oil production	249	249	244	251
NGLs available for sale	4	5	5	5
Total crude oil and NGL production	253	254	249	256

Gross natural gas production (millions of cubic feet a day)	188	252	194	259

Gross oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	285	296	281	299

Net crude oil and NGL production (thousands of barrels a day)
Cold Lake	126	124	120	119
Syncrude	75	70	67	70
Conventional	15	9	15	12
Total crude oil production	216	203	202	201
NGLs available for sale	3	4	3	4
Total crude oil and NGL production	219	207	205	205

Net natural gas production (millions of cubic feet a day)	182	211	197	229

Net oil-equivalent production (a)
(thousands of oil-equivalent barrels a day)	249	242	238	243

Cold Lake blend sales (thousands of barrels a day)	191	205	200	208
NGL sales (thousands of barrels a day)	5	9	8	9
Natural gas sales (millions of cubic feet a day)	185	230	183	241

Average realizations (Canadian dollars)
Conventional crude oil realizations (a barrel)	77.25	74.31	77.43	83.64
NGL realizations (a barrel)	38.43	54.31	43.76	58.67
Natural gas realizations (a thousand cubic feet)	2.18	3.56	2.12	3.70
Synthetic oil realizations (a barrel)	90.25	97.89	93.04	100.48
Bitumen realizations (a barrel)	59.86	58.23	61.07	60.90

Refinery throughput (thousands of barrels a day)	449	436	424	429
Refinery capacity utilization (percent)	89	86	84	85

Petroleum product sales (thousands of barrels a day)
Gasolines (Mogas)	240	230	220	218
Heating, diesel and jet fuels (Distillates)	161	160	148	158
Heavy fuel oils (HFO)	34	26	30	27
Lube oils and other products (Other)	58	48	42	43
Net petroleum products sales	493	464	440	446

Petrochemical sales (thousands of tonnes)	252	257	780	778

(a)    Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment V

IMPERIAL OIL LIMITED

THIRD QUARTER 2012

			Net income
	Net income (U.S. GAAP)		per common share
	(millions of Canadian dollars	)	(dollars	)

2008
First Quarter	681		0.76
Second Quarter	1,148		1.29
Third Quarter	1,389		1.57
Fourth Quarter	660		0.77
Year	3,878		4.39

2009
First Quarter	289		0.34
Second Quarter	209		0.25
Third Quarter	547		0.64
Fourth Quarter	534		0.63
Year	1,579		1.86

2010
First Quarter	476		0.56
Second Quarter	517		0.61
Third Quarter	418		0.49
Fourth Quarter	799		0.95
Year	2,210		2.61

2011
First Quarter	781		0.92
Second Quarter	726		0.86
Third Quarter	859		1.01
Fourth Quarter	1,005		1.19
Year	3,371		3.98

2012
First Quarter	1,015		1.20
Second Quarter	635		0.75
Third Quarter	1,040		1.22